Exhibit 99.1

TransDigm Acquires Kirkhill from Esterline Technologies

CLEVELAND, March 15, 2018 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the acquisition of the Kirkhill elastomers business (“Kirkhill”) from Esterline Technologies (NYSE:ESL) for a total purchase price of $50 million in cash, subject to adjustment.

Kirkhill, headquartered in Brea, California, is a leading supplier of highly engineered aerospace elastomers. Annual revenues are approximately $90 million and the business currently employs approximately 800 people. Roughly 50% of the revenues are derived from commercial transport airframes with the remainder primarily from defense aerospace applications. The products are primarily proprietary, sole source with significant aftermarket content and used in a broad variety of most major commercial transport and military platforms. The business is also well represented on newer commercial platforms such as Boeing’s 787, 777X 737MAX; Airbus’s A320NEO and A350; as well as the military JSF.

W. Nicholas Howley, Chairman and Chief Executive Officer of TransDigm Group Incorporated, stated, “Kirkhill products fit well with our business strategy. Although the improvements could take a little longer to develop than for some acquisitions, we see significant opportunities to improve Kirkhill’s profitability. We expect the Kirkhill acquisition to create equity value well in line with our long term private equity type return objectives.”

Exhibit 99.1

About TransDigm
TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," or "continue" and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm's actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm's Annual Report on Form 10-K and other reports that TransDigm or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:     Liza Sabol
    Investor Relations
    (216) 706-2945
    ir@transdigm.com